Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-84779, 333-110061, 333-142743, 333-155298, and 333-176283; Forms S-3 Nos. 333-122823 and 333-155303; Form S-4 No. 333-165270) of Regal Beloit Corporation of our report dated August 4, 2011, with respect to the combined financial statements of A.O. Smith Electrical Products Company (carved-out operation of A.O. Smith Corporation) for the year ended December 31, 2010, appearing in the Current Report on Form 8-K/A of Regal Beloit Corporation dated November 4, 2011.

/s/ Ernst & Young LLP
Milwaukee, Wisconsin
November 3, 2011